EXHIBIT 10.1

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement ("Agreement") is made effective as of 11:59 p.m. Eastern Standard Time, on the 31st day of December, 2009 ("Effective Date") by and between Sun Life Assurance Company of Canada (U.S.) (“Sun Life (U.S.)”), a Delaware life insurance company, and Sun Life Financial (U.S.) Services Company, Inc. (“Sun Life Services”), a Delaware corporation.
WHEREAS, Sun Life (U.S.) operates an insurance business and also provides general, administrative, and insurance services to its affiliates pursuant to various services agreements; and
WHEREAS, Sun Life Services has equipment and professional staffing for actuarial, financial, legal, administrative, and other operational support functions related to the maintenance and operation of insurance companies and business enterprises, such as Sun Life (U.S.) and its affiliates; and
WHEREAS, Sun Life (U.S.) desires Sun Life Services to provide certain human resources services to Sun Life (U.S.) (collectively, the "services") in connection with Sun Life (U.S.)’s insurance business and with the services Sun Life (U.S.) has contracted to perform for its affiliates; and
WHEREAS, Sun Life (U.S.) and Sun Life Services contemplate that such an agreement for services will achieve certain operating economies and provide economic and other benefits to each of them; and
WHEREAS, Sun Life (U.S.) and Sun Life Services wish to assure that all charges for services and the use of equipment incurred hereunder are reasonable and are based on actual costs arrived at in a fair and equitable manner, and that estimated costs, whenever used, are adjusted periodically to bring them into alignment with actual costs;
NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein, and intending to be legally bound hereby, Sun Life (U.S.) and Sun Life Services agree as follows:
1. PERFORMANCE OF SERVICES AND USE OF FACILITIES.  Subject to the terms, conditions, and limitations of this Agreement, Sun Life Services agrees to the extent requested by Sun Life (U.S.) to perform diligently and in a professional manner such services as set forth in this Agreement as Sun Life (U.S.) determines to be reasonably necessary in the conduct of its operations.   In addition, Sun Life Services agrees at all times to maintain sufficient trained personnel of the kind necessary to perform under this Agreement.
(a) CAPACITY OF PERSONNEL AND STATUS OF FACILITIES.  Whenever Sun Life Services utilizes its personnel to perform services for Sun Life (U.S.) pursuant to this Agreement, such personnel shall at all times remain employees of Sun Life Services subject solely to its direction and control, and Sun Life Services shall alone retain full liability to such employees for their welfare, salaries, fringe benefits, legally required employer contributions, and tax obligations.
(b) EXERCISE OF JUDGMENT IN RENDERING SERVICES.  In providing any services hereunder which require the exercise of judgment by Sun Life Services, Sun Life Services shall perform any such service in accordance with any standards and guidelines that Sun Life (U.S.) develops and communicates to Sun Life Services.  In performing any services hereunder, Sun Life Services shall at all times act in a manner reasonably calculated to be in or not opposed to the best interests of Sun Life (U.S.).

(c)  CONTROL.  The performance of services by Sun Life Services for Sun Life (U.S.) pursuant to this Agreement shall in no way impair the absolute control of the business and operations of Sun Life Services or Sun Life (U.S.) by their respective Boards of Directors.  Sun Life Services shall act hereunder so as to assure the separate operating identity of Sun Life (U.S.).
2. SERVICES.  The performance of Sun Life Services under this Agreement with respect to the business and operation of Sun Life (U.S.) shall at all times be subject to the direction and control of the Board of Directors of Sun Life (U.S.).
Subject to the foregoing and to the terms, conditions, and limitations of this Agreement, Sun Life Services shall provide to Sun Life (U.S.), at Sun Life (U.S.)’s request, human resources services including, but not limited to, the following:  recruiting and maintaining appropriately trained and qualified personnel and equipment necessary for the performance of actuarial, financial, legal, administrative, and other operational support functions related to the maintenance and operation of insurance companies and business enterprises such as Sun Life (U.S.) and its affiliates; payroll processing; employee benefit plan design and administration; compensation design and administration; and employee relations.
3. CHARGES AND PAYMENT.  Sun Life (U.S.) agrees to reimburse Sun Life Services for the cost of the services provided by Sun Life Services to Sun Life (U.S.) pursuant to this Agreement.  The charge to Sun Life (U.S.) for such services shall include all direct and directly allocable expenses, reasonably and equitably determined to be attributable to Sun Life (U.S.) by Sun Life Services, plus a reasonable charge for direct overhead, the amount of such charge for overhead to be agreed upon by the parties from time to time.  The allocable expenses and overhead charges shall include, without limitation:  salaries; payroll taxes for personnel performing services; expenses associated with offering employee benefit plans to personnel performing services, including periodic benefit plan contributions; license and registration fees; equipment and supplies; computer charges; consulting; accounting and legal fees; travel expenses; and all other charges, costs and expenses reasonably incurred in providing the services contemplated hereunder.  The total fee shall consist of:  (a) the reimbursement and charge for overhead, as described above (“Cost”), plus (b) only with respect to those services that are not “covered services” as defined in IRS Revenue Procedure 2007-13, a profit margin to be agreed upon by the parties from time to time, not to exceed fifteen percent of Cost (the “Profit Margin”).  The Profit Margin shall be based upon market conditions, including rates charged in similar transactions between unrelated parties, in order to ensure an arm’s length standard, and any changes to the Profit Margin shall be agreed upon by the parties prior to services being rendered at the new Profit Margin.
On the Friday before each bi-weekly payroll date, Sun Life Services will present a detailed written estimate of charges due hereunder for the prior two-week pay period to Sun Life (U.S.), and any charges estimated for the prior two-week pay period shall be paid by Sun Life (U.S.) no later than the Tuesday following receipt of the written estimate.  Within fifteen (15) days after the end of each month, Sun Life Services will present a detailed written statement (the “Monthly True-Up Statement”) to Sun Life (U.S.) that reconciles any differences between the bi-weekly estimates and actual expenses for that month.  Each Monthly True-Up Statement shall include charges not included in any previous Monthly True-Up Statement, and any balance payable or to be refunded as shown in the Monthly True-Up Statement shall be paid or refunded within the later of thirty (30) days following the end of the month to which the Monthly True-Up Statement applies or fifteen (15) days following receipt of the Monthly True-Up Statement by Sun Life (U.S.).
If Sun Life (U.S.) objects to the determination of charges in any Monthly True-Up Statement, it shall so advise Sun Life Services within thirty (30) days of receipt of notice of said determination.  Unless the parties can reconcile any such objection, they shall agree to the selection of a firm of independent certified public accountants which shall determine the charges properly allocable to Sun Life (U.S.) and shall, within a reasonable time, submit such determination, together with the basis therefore, in writing to Sun Life Services and Sun Life (U.S.), whereupon such determination shall be binding.  The expenses of such a determination by a firm of independent certified public accountants shall be borne equally by Sun Life Services and Sun Life (U.S.).
4. STANDARD OF CARE.  The parties shall use that degree of ordinary care and reasonable diligence in the performance of services hereunder that an experienced and qualified provider of similar services under a similar services agreement would use acting in like circumstances and familiar with such matters and in accordance with such additional standards as may be adopted by Sun Life (U.S.) from time to time and communicated to Sun Life Services, including industry standards and applicable laws and any contractual obligations or limitations binding on Sun Life (U.S.) and made known to Sun Life Services.  Furthermore, the parties agree to maintain backup systems and contingency plans to assure that work stoppages, fires, riots, equipment, utility or transmission failures, shortage or damage, acts of God, or other similar occurrences do not jeopardize the integrity of the data maintained on behalf of the other party.  Each party warrants it will maintain such systems in conformity with corporate and prudent business standards.
5. ACCOUNTING RECORDS AND DOCUMENTS.  Sun Life Services shall be responsible for maintaining full and accurate accounts and records of all services rendered pursuant to this Agreement in accordance with applicable laws and regulations, and such additional information as Sun Life (U.S.) may reasonably request for purposes of its internal bookkeeping and accounting operations.  Sun Life Services shall keep copies of such accounts and records available at its principal offices for audit, inspection, and copying by Sun Life (U.S.) and persons authorized by Sun Life (U.S.) or any governmental agency having jurisdiction over Sun Life (U.S.) during all reasonable business hours.  Such accounts and records shall be delivered upon a request for such accounts and records by Sun Life (U.S.) or by any governmental agency having jurisdiction over Sun Life (U.S.).
6. RECORDS AND AUDIT RIGHTS.  All books, records, and files established and maintained by Sun Life Services by reason of its performance under this Agreement which, absent this Agreement, would have been held by Sun Life (U.S.), shall be:  (i) deemed the property of Sun Life (U.S.); (ii) maintained in accordance with applicable laws and regulations; and (iii) subject to examination at all times by Sun Life (U.S.) and persons authorized by Sun Life (U.S.) or any governmental agency having jurisdiction over Sun Life (U.S.).
With respect to documents which would otherwise be held by Sun Life (U.S.) and which may be created or obtained by Sun Life Services in performing under this Agreement, Sun Life Services shall deliver such documents to Sun Life (U.S.) within thirty (30) days of their receipt or creation by Sun Life Services except where continued custody of such original documents is necessary to perform hereunder.  Sun Life Services shall, at Sun Life Services’s expense, deliver to Sun Life (U.S.) within forty-eight (48) hours any and all documents requested by Sun Life (U.S.) or by any governmental agency having jurisdiction over Sun Life (U.S.).
In addition to the foregoing, Sun Life (U.S.) may audit Sun Life Services, at Sun Life (U.S.)’s sole expense and upon reasonable notice, to ensure that security controls and operational management procedures are in place as required by this Agreement, provided, however, that nothing herein will allow Sun Life (U.S.) to review data pertaining to other customers of Sun Life Services.  Sun Life Services will also make available to Sun Life (U.S.), upon written notice, copies of any external audit reports produced for Sun Life Services with respect to the services provided under this Agreement.  Sun Life Services acknowledges that the Superintendent of Financial Institutions of Canada (the "Canadian Superintendent") may find it necessary to have Sun Life (U.S.)’s material outsourcing arrangements reviewed, examined, or caused to be examined.  Accordingly, Sun Life Services undertakes and agrees as follows:
(a) The Canadian Superintendent may exercise the rights of Sun Life (U.S.) relating to audit and inspection and monitoring procedures;
(b) The Canadian Superintendent may have access to and make copies of any internal audit reports and associated working papers and recommendations prepared for or by Sun Life Services in respect of services being performed for Sun Life (U.S.), subject to the Canadian Superintendent agreeing to sign appropriate confidentiality documentation in form and content satisfactory to Sun Life Services; and
(c) Sun Life Services will use commercially reasonable best efforts to seek the consent of its external auditor for the release to the Canadian Superintendent of any findings in the external audit of Sun Life Services (and associated working papers and recommendations) that address the services being performed for Sun Life (U.S.), subject to the Canadian Superintendent agreeing to sign appropriate confidentiality documentation in form and content satisfactory to Sun Life Services.
7. RIGHT TO CONTRACT WITH THIRD PARTIES.  Nothing herein shall be deemed to grant Sun Life Services an exclusive right to provide services to Sun Life (U.S.), and Sun Life (U.S.) retains the right to contract with any third party, affiliated or unaffiliated, for the performance of services or for the use of facilities as are available to or have been requested by Sun Life (U.S.) pursuant to this Agreement.
8. CONTACT PERSON(S).  Sun Life (U.S.) and Sun Life Services each shall appoint one or more individuals who shall serve as contact persons for the purpose of carrying out this Agreement.  Such contact persons shall be authorized to act on behalf of their respective parties as to the matters pertaining to this Agreement.  Effective upon execution of this Agreement, the initial contact persons shall be those set forth in Appendix A.  Each of the parties shall notify the others, in writing, as to any change, including any change for any such designated contact person.
9. TERMINATION.  This Agreement shall remain in effect until terminated by either Sun Life Services or Sun Life (U.S.) by giving ninety (90) days or more advance written notice.  Upon termination, Sun Life Services shall promptly deliver to Sun Life (U.S.) all books and records that are, or are deemed by this Agreement to be, the property of Sun Life (U.S.).
Upon termination of this Agreement, any application software and all copies thereof developed by Sun Life Services for Sun Life (U.S.)’s exclusive use shall become, and that developed by Sun Life (U.S.) and provided to Sun Life Services for Sun Life (U.S.)’s exclusive use shall remain, the property of Sun Life (U.S.) in perpetuity.  To the extent allowed by applicable law, Sun Life (U.S.) shall have the same rights as Sun Life Services in any other software or copies thereof obtained by Sun Life Services under license from third party vendors.  Sun Life (U.S.) may purchase other software or copies thereof from third party vendors for its exclusive use on Sun Life Services’s equipment if Sun Life (U.S.) so desires.  Sun Life Services agrees that any software or copies thereof purchased by Sun Life (U.S.) and used by Sun Life Services in connection with this Agreement shall remain the property of Sun Life (U.S.).
10. SETTLEMENT ON COMPLETE TERMINATION.  No later than thirty (30) days after the effective date of termination of this Agreement, Sun Life Services shall deliver to Sun Life (U.S.) a detailed written statement of all charges incurred and not included in any previous statement to the effective date of termination.  The amount owed or to be refunded hereunder shall be due and payable within thirty (30) days of receipt of such statement.
11. ASSIGNMENT.  This Agreement and any rights pursuant hereto shall not be assignable by either party hereto, except as set forth herein or by operation of law.  Except as and to the extent specifically provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective legal successors, any rights, remedies, obligations, or liabilities, or to relieve any person other than the parties hereto, or their respective legal successors, from any obligations or liabilities that would otherwise be applicable.  The representations, warranties, covenants, and agreements contained in this Agreement shall be binding upon, extend to, and inure to the benefit of the parties hereto, their, and each of their, successors and assigns respectively.
12. GOVERNING LAW.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed in that State without regard to principles of conflict of laws.
13. ARBITRATION.  Except as set forth in Section 3, any unresolved dispute or difference between the parties arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the Expedited Procedures thereof.  The award rendered by the Arbitrator shall be final and binding upon the parties, and judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction thereof.  The arbitrators shall be persons unaffiliated with either Sun Life Services or Sun Life (U.S.).
14. INDEMNIFICATION.  Sun Life (U.S.) and Sun Life Services agree to hold each other harmless and to indemnify each other against any and all extra-contractual liability and any related loss, damage, expense, costs, cause of action, demand, penalty, fine, or claim (including cost of litigation or administrative proceeding and counsel fees) arising out of or related to any of the services provided hereunder to the extent the same are caused by the act or failure to act of the indemnifying party.
15. NOTICE.  All notices, statements, or requests provided for hereunder shall be deemed to have been duly given when delivered by hand to an officer of the other party, or when deposited with the U.S. Postal Service, as first class certified or registered mail, postage prepaid, overnight courier service, telex or telecopier, addressed:
(a)	If to Sun Life Services, to:

One Sun Life Executive Park
Wellesley Hills, MA 02481

(b)	If to Sun Life (U.S.), to:

One Sun Life Executive Park
Wellesley Hills, MA  02481

or to such other persons or places as each party may from time to time designate by written notice sent as aforesaid.

16. ENTIRE AGREEMENT.  This Agreement, together with such amendments as may from time to time be executed in writing by the parties, constitutes the entire agreement and understanding between the parties in respect of the transactions contemplated hereby.
17. SECTION HEADINGS.  Section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
18. COUNTERPARTS.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers duly authorized to do so, as of the Effective Date first above written.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

/s/ Michael K. Moran	/s/ Matthew S. MacMillen
Michael K. Moran	Matthew S. MacMillen
Vice President and Chief Accounting Officer	Vice President, U.S. Taxation

SUN LIFE FINANCIAL (U.S.) SERVICES COMPANY, INC.

/s/ Ronald H. Friesen	/s/ Douglas C. Miller
Ronald H. Friesen	Douglas C. Miller
Senior Vice President and	Vice President and Controller
Chief Financial Officer and Treasurer

APPENDIX A

CONTACT PERSON(S) FOR SUN LIFE SERVICES:

Senior Vice President and Chief Financial Officer
One Sun Life Executive Park
Wellesley Hills, MA  02481

Telephone:                      (800) 786-5433

CONTACT PERSON(S) FOR SUN LIFE (U.S.):

Senior Vice President and Chief Financial Officer
One Sun Life Executive Park
Wellesley Hills, MA  02481

Telephone:                      (800) 786-5433